Exhibit 21.1

List of Subsidiaries

Bruush Oral Care Inc., had the subsidiaries shown below as of January 29, 2024. Bruush Oral Care Inc. is not a subsidiary of any other entity.

Name	Jurisdiction

Bruush Merger Sub, Inc.	Delaware